                            SCHEDULE 14A INFORMATION
                    Proxy Statement Pursuant to Section 14(a)
                     of the Securities Exchange Act of 1934
                                (Amendment No. _)
Filed by the Registrant   |X|
Filed by a Party other than the Registrant  [ ]

Check the appropriate box:
[ ]      Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
|X|      Definitive Proxy Statement
[ ]      Definitive Additional Materials
[ ]      Soliciting Material Pursuant to ss.240.14a-11(c) or ss.240.14a-12

                              United Capital Corp.
                              --------------------
                (Name of Registrant as Specified in Its Charter)

                         -------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

|X|      No fee required.

[ ]      Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
         0-11.

(1)      Title of each class of securities to which transaction applies:

         -------------------------------------------------

(2)      Aggregate number of securities to which transaction applies:

         -------------------------------------------------

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

         -------------------------------------------------

(4)      Proposed maximum aggregate value of transaction:

         -------------------------------------------------

(5)      Total fee paid:

         -------------------------------------------------
         [ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11 (a) (2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1.       Amount Previously Paid:

         -------------------------------------------------

2.       Form, Schedule or Registration Statement No.:

         -------------------------------------------------

3.       Filing Party:

         -------------------------------------------------

4.       Date Filed:

         -------------------------------------------------

                              UNITED CAPITAL CORP.
                              --------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD JUNE 10, 2003
                              --------------------


To the Stockholders:

   NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the "Meeting") of UNITED CAPITAL CORP., a Delaware corporation (the "Company"), will be held at the offices of the Company, 9 Park Place, Great Neck, New York 11021, on June 10, 2003, at 10:00 A.M., Local Time, for the following purposes:

      1. To elect five (5) members of the Board of Directors to serve until the next annual meeting of stockholders and until their successors have been duly elected and qualified;

      2. To provide performance criteria for the payment of bonuses to the Company's Chief Executive Officer; and

      3. To transact such other business as may properly be brought before the Meeting or any adjournment thereof.

   The Board of Directors has fixed the close of business on April 29, 2003 as the record date for the Meeting. Only stockholders of record on the stock transfer books of the Company at the close of business on that date are entitled to notice of, and to vote at, the Meeting.

                                 By Order of the Board of Directors



                                 ANTHONY J. MICELI
                                 Secretary

Dated: May 6, 2003



   WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE MEETING, YOU ARE URGED TO FILL IN, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ENVELOPE THAT IS PROVIDED, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

                              UNITED CAPITAL CORP.
                                  9 PARK PLACE
                           GREAT NECK, NEW YORK 11021

                              --------------------
                                PROXY STATEMENT
                                      FOR
                         ANNUAL MEETING OF STOCKHOLDERS
                                 JUNE 10, 2003
                              --------------------

                                  INTRODUCTION


   This Proxy Statement is being furnished to stockholders by the Board of Directors of United Capital Corp., a Delaware corporation (the "Company"), in connection with the solicitation of the accompanying Proxy for use at the 2003 Annual Meeting of Stockholders of the Company (the "Meeting") to be held at the offices of the Company, 9 Park Place, Great Neck, New York 11021, on June 10, 2003, at 10:00 A.M., Local Time, or at any adjournment thereof.

   The principal executive offices of the Company are located at 9 Park Place, Great Neck, New York 11021. The approximate date on which this Proxy Statement and the accompanying Proxy will first be sent or given to stockholders is May 6, 2003.

                       RECORD DATE AND VOTING SECURITIES

   Only stockholders of record at the close of business on April 29, 2003, the record date (the "Record Date") for the Meeting, will be entitled to notice of, and to vote at, the Meeting and any adjournment thereof. As of the close of business on the Record Date, there were 4,504,205 outstanding shares of the Company's common stock, $.10 par value (the "Common Stock"). Each of such shares is entitled to one vote. There was no other class of voting securities of the Company outstanding on that date. All shares of Common Stock have equal voting rights. A majority of the outstanding shares of Common Stock present in person or by proxy is required for a quorum.

                               VOTING OF PROXIES

   Shares of Common Stock represented by Proxies, which are properly executed, duly returned and not revoked will be voted in accordance with the instructions contained therein. If no specification is indicated on the Proxy, the shares of Common Stock represented thereby will be voted (i) for the election as Directors of the persons who have been nominated by the Board of Directors; (ii) to provide performance criteria for the payment of bonuses to the Chief Executive Officer; and (iii) for any other matter that may properly be brought before the Meeting in accordance with the judgment of the person or persons voting the Proxies.

   The execution of a Proxy will in no way affect a stockholder's right to attend the Meeting and vote in person. Any Proxy executed and returned by a stockholder may be revoked at any time thereafter if written notice of revocation is given to the Secretary of the Company prior to the vote to be taken at the Meeting, or by execution of a subsequent proxy which is presented at the Meeting, or if the stockholder attends the Meeting and votes by ballot, except as to any matter or matters upon which a vote shall have been cast pursuant to the authority conferred by such Proxy prior to such revocation. For purposes of determining the presence of a quorum for transacting business at the Meeting, abstentions and broker "non-votes" (i.e., proxies from brokers or nominees indicating that such persons have not received instructions from the beneficial owner or other persons entitled to vote shares on a particular matter with respect to which the brokers or nominees do not have discretionary power) will be treated as shares that are present but which have not been voted.

   The cost of solicitation of the Proxies being solicited on behalf of the Board of Directors will be borne by the Company. In addition to the use of mail, proxy solicitation may be made by telephone, telegraph and personal interview by officers, directors and employees of the Company. The Company will, upon request, reimburse brokerage houses and persons holding Common Stock in the names of their nominees for their reasonable expenses in sending soliciting material to their principals.

                               SECURITY OWNERSHIP


   The following table sets forth information concerning ownership of the Company's Common Stock, as of the Record Date, by each person known by the Company to be the beneficial owner of more than five percent of the Common Stock, each director, each executive officer, and nominee for election as a director and by all directors and executive officers of the Company as a group:


Name and Address                             Shares                   Percentage
of Beneficial Owner                    Beneficially Owned            of Class(7)
-------------------                    ------------------            -----------
A.F. Petrocelli ...................        3,924,058(1)(2)               65.9%
9 Park Place
Great Neck, NY 11021
Beverly Petrocelli ................          500,000(2)                  11.1%
c/o 9 Park Place
Great Neck, NY 11021
Anthony J. Miceli .................          159,300(3)                   3.4%
Arnold S. Penner ..................           48,999(4)                   1.1%
Howard M. Lorber ..................          157,499(5)                   3.5%
Robert M. Mann ....................           24,033(6)                     *
All executive officers and
 directors as a group (5 persons) .        4,313,889(1)(3)(4)(5)(6)(7)   69.2%

---------------
*   Less than 1%

(1) Mr. Petrocelli owns directly 2,469,324 shares of Common Stock and presently exercisable options or options exercisable within 60 days of April 29, 2003 to purchase 1,454,734 shares of Common Stock. Does not include shares held by the wife, adult children or the grandchildren of Mr. Petrocelli. Mr. Petrocelli disclaims beneficial ownership of the shares held by his wife, adult children and grandchildren.
(2) Beverly Petrocelli is the wife of Mr. Petrocelli. Mr. Petrocelli disclaims beneficial ownership of all shares held by Mrs. Petrocelli. Does not include shares held by the husband, adult children or the grandchildren of Mrs. Petrocelli. Mrs. Petrocelli disclaims beneficial ownership of the shares held by her husband, adult children and grandchildren.
(3) Consists of 1,300 shares of Common Stock and presently exercisable options or options exercisable within 60 days of April 29, 2003 to purchase 158,000 shares of Common Stock.
(4) Consists of 48,999 shares issuable upon the exercise of presently exercisable options or options exercisable within 60 days of April 29, 2003.
(5) Includes 30,000 shares owned by the Hallman & Lorber Associates Profit Sharing Plan (an entity in which Mr. Lorber may be deemed to be a control person) and 24,300 shares owned by the Howard M. Lorber Irrevocable Trust. Mr. Lorber disclaims beneficial ownership of all shares owned by Hallman & Lorber Associates Profit Sharing Plan and the Howard M. Lorber Irrevocable Trust. Also includes 48,999 shares issuable upon the exercise of presently exercisable options or options exercisable within 60 days of April 29, 2003.
(6) Consists of 700 shares of Common Stock and presently exercisable options or options exercisable within 60 days of April 29, 2003 to purchase 23,333 shares of Common Stock.
(7) Includes the shares of Common Stock subject to options which are presently exercisable or exercisable within 60 days of April 29, 2003 held by directors and executive officers as a group for purposes of calculating the respective percentages of Common Stock owned by such individuals or by the executive officers and directors as a group.

                       PROPOSAL I--ELECTION OF DIRECTORS

Nominees

   Unless otherwise specified, all Proxies received will be voted in favor of the election of the persons named below as directors of the Company, to serve until the next Annual Meeting of Stockholders of the Company and until their successors shall be duly elected and qualified. Directors shall be elected by a plurality of the votes cast, in person or by proxy, at the Meeting. Abstentions from voting and broker non-votes on the election of directors will have no effect since they will not represent votes cast at the Meeting for the purpose of electing directors. All nominees are currently directors of the Company. The terms of the current directors expire at the Meeting and when their successors are duly elected and qualified. Management has no reason to believe that any of the nominees will be unable or unwilling to serve as a director, if elected. Should any of the nominees not remain a candidate for election at the date of the Meeting, the Proxies will be voted in favor of those nominees who remain candidates and may be voted for substitute nominees selected by the Board of Directors. The names of the nominees and certain information concerning them are set forth below:

                                                                                              First
                                                                                              Year
                                                                                             Became
Name                                  Principal Occupation                      Age          Director
----                                  --------------------                      ---          --------
A.F. Petrocelli ................      Chairman of the Board,                    59             1981
                                       President and Chief
                                       Executive Officer of the
                                       Company

Anthony J. Miceli ..............      Vice President, Chief Financial           40             1996
                                       Officer and Secretary of the
                                       Company

Arnold S. Penner ...............      Self-employed real estate                 66             1989
                                       investor and broker

Howard M. Lorber ...............      President and Chief Operating             54             1991
                                       Officer of New Valley
                                       Corporation and Vector
                                       Group Ltd.

Robert M. Mann .................      Private Investor -- Apparel               61             2001
                                       Industry


   A.F. PETROCELLI, has been Chairman of the Board and Chief Executive Officer of the Company since December, 1987, President of the Company since June, 1991 and from June, 1983 to March, 1989 and a Director of the Company since June, 1981. Mr. Petrocelli has been Chairman of the Board of Directors, President and Chief Executive Officer of Prime Hospitality Corp. ("Prime"), a New York Stock Exchange listed company since 1998, and a Director of Prime since 1992. Mr. Petrocelli is also a Director of Boyar Value Fund (a public mutual fund), a Director of Philips International Realty Corp. ("Philips") and a Director of Nathan's Famous Inc. ("Nathan's").

   ANTHONY J. MICELI, has been a Director, a Vice President and Chief Financial Officer of the Company since June, 1996 and prior thereto was the Corporate Controller of the Company for more than eight years. Mr. Miceli is a Certified Public Accountant and a member of the American Institute of Certified Public Accountants and New Jersey Society of Certified Public Accountants.

   ARNOLD S. PENNER, has been a Director of the Company since 1989 and has worked for more than the past five years as a private real estate investor and as a self-employed real estate broker in New York. Mr. Penner is also a Director of Philips.

   HOWARD M. LORBER has been a Director of the Company since 1991. Mr. Lorber has been Chairman of the Board and Chief Executive Officer of Nathan's for more than the past five years and Chairman of the Board of

Directors and Chief Executive Officer of Hallman & Lorber Associates, Inc. for more than the past five years. He has been a Director, President and Chief Operating Officer of New Valley Corporation for more than the past five years. He has been a Director of and member of the Audit Committee and Compensation Committee of Prime since 1994 and Chairman of such committees since 1998. Since January 2001, he is a Director of and President and Chief Operating Officer of Vector Group Ltd. Mr. Lorber is also the Chairman of Ladenburg Thalmann Financial Services and serves as a member of the Compensation Committee of that company.

   ROBERT M. MANN has been a Director of the Company since June 2001. Mr. Mann has been a private investor in the apparel industry for more than five years.

Recommendation

   THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF EACH OF THE NOMINEES.

Meetings, Board Committees and Directors Compensation

   The Board of Directors held one meeting during the year ended December 31, 2002. From time to time, the members of the Board of Directors act by unanimous written consent pursuant to the laws of the State of Delaware.

   The Company has an Audit Committee whose members are Howard M. Lorber, Arnold S. Penner and Robert M. Mann, the independent, non-employee directors of the Company. The principal responsibilities of the Audit Committee are described in the Audit Committee Charter approved by the Board of Directors and attached as Appendix A to the Company's Proxy Statement for its 2001 Annual Meeting of Stockholders. The Audit Committee annually recommends to the Board of Directors independent public accountants to serve as auditors of the Company's books, records and accounts, reviews the scope of the audits performed by such auditors and the audit reports prepared by them, and reviews and monitors the Company's internal accounting procedures. The Company also has a standing Compensation and Stock Option Committee whose members are Howard M. Lorber and Arnold S. Penner, both of whom are independent, non-employee, directors of the Company. The Compensation and Stock Option Committee recommends to the Board of Directors compensation for the Company's key employees and administers the Company's Incentive and Non-Qualified Stock Option Plan (the "Plan") and the Company's 1988 Joint Incentive and Non-Qualified Stock Option Plan (the "Joint Plan") and awards stock options thereunder.

   Directors of the Company who are not officers of the Company are entitled to receive compensation for serving as directors in the amount of $6,000 per annum and $500 per Board meeting and Committee meeting attended. In addition, in 2002 each of Messrs. Lorber, Mann and Penner received options to purchase 10,000 shares of Common Stock at an exercise price of $24.40 per share.

Audit Committee Report

   The members of the Audit Committee at the end of the fiscal year ended December 31, 2002 were Messrs. Penner, Lorber and Mann, each of whom are "independent directors" (as "independent director" is defined pursuant to Section 121(A) of the listing standards of the American Stock Exchange ("AMEX")). The Audit Committee met two times during the fiscal year ended December 31, 2002.

   The Audit Committee adopted a written charter during fiscal 2001, a copy of which was attached to the Company's Proxy Statement for its 2001 Annual Meeting of Stockholders. The Company's independent auditors are responsible for auditing the Company's financial statements. The activities of the Committee are in no way designed to supersede or alter those traditional responsibilities. The Committee's role does not provide any special assurances with regard to the Company's financial statements, nor does it involve a professional evaluation of the quality of the audits performed by the independent auditors.

   In connection with the audit of the Company's financial statements for the year ended December 31, 2002, the Audit Committee met with representatives from Grant Thornton LLP, the Company's independent auditors. The Audit Committee reviewed and discussed with Grant Thornton LLP the Company's financial management and financial structure, as well as the matters relating to the audit required to be discussed by Statements on Auditing Standards 61 and 90.

   On March 24, 2003, the Audit Committee received from Grant Thornton LLP the written disclosures and the letter regarding Grant Thornton LLP's independence required by Independence Standards Board of Standard No. 1.

   In addition, the Audit Committee reviewed and discussed with the Company's management the Company's audited financial statements relating to the fiscal year ended December 31, 2002 and has discussed with Grant Thornton LLP the independence of Grant Thornton LLP.

   Based upon review and discussions described above, the Audit Committee recommended to the Board of Directors that the Company's financial statements audited by Grant Thornton LLP be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2002.

                                 Howard M. Lorber
                                 Arnold S. Penner
                                 Robert M. Mann

Sarbanes-Oxley Act Compliance

   In July 2002, President Bush signed the Sarbanes-Oxley Act of 2002 (the "Act") which sets forth various new requirements for public companies and which directed the Securities and Exchange Commission ("SEC") to adopt additional rules and regulations.

   Currently, the Company believes it is in compliance with all applicable laws, rules and regulations arising out of the Act. A number of the SEC rules and regulations are not yet effective as regards the Company. The Company intends to comply with all rules and regulations adopted by the SEC pursuant to the Act no later than the time they become applicable to the Company.

Executive Compensation

   The following table sets forth, for the Company's 2002 fiscal year, all compensation awarded to, earned by or paid to the chief executive officer ("CEO") and the most highly compensated executive officer of the Company other than the CEO who was an executive officer of the Company during the fiscal year ended December 31, 2002 and whose salary and bonus exceeded $100,000 (one individual) with respect to the fiscal year ended December 31, 2002.


                           SUMMARY COMPENSATION TABLE



                                                                           Annual Compensation              Long Term Compensation
                                                                  -------------------------------------    ------------------------
                                                                                           Other Annual                  All Other
                                                                                           Compensation    Number of   Compensation
Name and Principal Position                               Year    Salary($)    Bonus($)       ($)(1)        Options         ($)
-----------------------------                             ----    ---------   ---------    ------------    ---------   ------------
A.F. Petrocelli, ......................................   2002     650,000    1,000,000         --          300,000         --
 Chairman of the                                          2001     650,000      700,000         --          300,000         --
 Board, President                                         2000     650,000      700,000         --          300,000         --
 and Chief Executive
  Officer
Anthony J. Miceli, ....................................   2002     200,000      100,000         --           33,000         --
 Vice President and                                       2001     175,000      100,000         --           33,000         --
 Chief Financial                                          2000     160,000      100,000         --           10,000         --
 Officer

---------------
(1) Perquisites and other personal benefits, securities or property to each executive officer did not exceed the lesser of $50,000 or 10% of such executive officer's salary and bonus.

Option Grants During 2002 Fiscal Year

   The following table provides information related to options to purchase Common Stock granted to the CEO and the named executive officer during 2002. The Company currently does not have any plans providing for the grant of stock appreciation rights.


                                           Individual Grants                                                 Potential Realizable
  -----------------------------------------------------------------------------------------------------             Value
                                                                                                             at Assumed Rates of
                                                                                                                    Stock
                                                              % of Total                                    Price Appreciation for
                                                               Options                                          Option Term(2)
                                                Number of     Granted to    Exercise                       ------------------------
                                                Securities    Employees     or Base
Name                                            Underlying    in Fiscal      Price
  ----                                         Options (#)       Year      ($/Sh)(1)    Expiration Date        5%           10%
                                               -----------    ----------   ---------    ---------------    ----------   -----------
A.F. Petrocelli ............................     300,000         66.1        $24.40      June 11, 2012     $4,603,509   $11,666,195
Anthony J. Miceli ..........................      33,000          7.3        $24.40      June 11, 2012     $  506,386   $ 1,283,281

---------------
(1) The option exercise price may be paid in shares of Common Stock owned by the executive, in cash, or a combination of any of the foregoing, as determined by the Compensation and Stock Option Committee administering the Company's stock option plans. The exercise price is equal to or greater than the fair market value of the Common Stock on the date of grant.
(2) The potential realizable value portion of the foregoing table illustrates values that might be realized upon exercise of the options immediately prior to the expiration of their term, assuming the specified compounded rates of appreciation on the Company's Common Stock over the term of the options. These numbers do not take into account provisions of certain options providing for termination of the option following termination of employment, non-transferability or differences in vesting periods. Regardless of the theoretical value of an option, its ultimate value will depend upon the market value of the Common Stock at a future date, and that value will depend on a variety of factors, including the overall condition of the stock market and the Company's results of operations and financial condition. There can be no assurance that the values reflected in this table will be achieved.

Fiscal Year End Option Values

   The following table provides information relating to the exercise of options by the Company's CEO during the fiscal year ended December 31, 2002. No options were exercised by the named executive officer during the fiscal year ended December 31, 2002. The following table also provides information related to the number and value of options held by the CEO and the named executive officer at fiscal year end.


                                                                            Number of Securities
                                                                                 Underlying               Value of Unexercised
                                                                           Unexercised Options at             In-the-Money
                                                                                  FY-End                  options at FY-End ($)(2)
                                                                         ---------------------------    ---------------------------
Name                                Shares Acquired        Value
  ----                               on Exercise(#)    Realized($)(1)   Exercisable    Unexercisable    Exercisable   Unexercisable
                                    ---------------    --------------   -----------    -------------    -----------   -------------
A.F. Petrocelli .................        17,647            99,706        1,154,734        600,000       20,766,856      7,843,750
Anthony J. Miceli ...............            --                --          132,666         58,334        2,497,867        691,573

---------------
(1) Value realized is calculated by multiplying the shares acquired upon exercise by the difference between the option exercise price and the fair market value of the Common Stock on the date of exercise.
(2) Based on the closing price of a share of Common Stock on December 31, 2002 of $35.40 as reported on the AMEX.

Equity Compensation Plan Information

   The Company maintains the Plan and the Joint Plan. Both plans provide for the granting of incentive or non-qualified stock options. The Company has no outstanding warrants or rights or plans which provide for the grant or issuance of warrants or rights. The following table gives information about stock option awards under these plans as of December 31, 2002. These plans are discussed further in Note 11 to the Company's Consolidated Financial Statements included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2002.


                                                                                                      Number of securities
                                                                                                     remaining available for
                                         Number of securities to be    Weighted-average exercise      future issuance under
                                           issued upon exercise of        price of outstanding      equity compensation plans
                                            outstanding options,         options, warrants and        (excluding securities
                                             warrants and rights                 rights             reflected in column (a))
Plan Category                                        (a)                          (b)                          (c)
---------------                          --------------------------    -------------------------    -------------------------
Equity compensation plans
  approved by security holders........            2,468,734                      $19.39                      376,000
Equity compensation plans not
  approved by security holders........                    0                          --                            0
                                                  ---------                      ------                      -------
   Total..............................            2,468,734                      $19.39                      376,000
                                                  =========                      ======                      =======


Employee Retirement Plan

   The Company, through one of its subsidiaries, has a noncontributory pension plan that covers the executive officers of the Company. The following table discloses estimated annual benefits payable upon retirement in specified compensation and years of service classifications, based on current limits set by the Internal Revenue Code of 1986, as amended (the "Code").

                     Projected Annual Benefit at Retirement


                                                                                             Years of Service
                                                                       ------------------------------------------------------------
                              Salary                                     10        15         20         25        30         35
 ------------------------------------------------------------------   -------    -------   -------    -------    -------   --------
 $100,000 .........................................................   $13,750    $20,625   $27,500    $34,375    $41,250   $ 48,125
  110,000 .........................................................    15,250     22,875    30,500     38,125     45,750     53,375
  120,000 .........................................................    16,750     25,125    33,500     41,875     50,250     58,625
  130,000 .........................................................    18,250     27,375    36,500     45,625     54,750     63,875
  140,000 .........................................................    19,750     29,625    39,500     49,375     59,250     69,125
  150,000 .........................................................    21,250     31,875    42,500     53,125     63,750     74,375
  160,000 .........................................................    22,750     34,125    45,500     56,875     68,250     79,625
  170,000 .........................................................    24,250     36,375    48,500     60,625     72,750     84,875
  180,000 .........................................................    25,750     38,625    51,500     64,375     77,250     90,125
  190,000 .........................................................    27,250     40,875    54,500     68,125     81,750     95,375
  200,000 .........................................................    28,750     43,125    57,500     71,875     86,250    100,625


   The Company did not make any contributions for the benefit of executive officers for the year ended December 31, 2002.

   The estimated credited years of service for each of the executive officers named in the Summary Compensation Table is as follows: A.F. Petrocelli twenty eight years and Anthony J. Miceli fifteen years, respectively.

   Subject to compensation limitations under the Employee Retirement Income Security Act of 1974, which was $200,000 in 2002, benefits are computed as follows: For each year of credited service after June 30, 1989, the sum of one percent (1%) of annual compensation, as defined, up to $25,000 plus one and one-half percent (11/2%) of annual compensation in excess of $25,000.

Employment Contracts

   The Company has an employment contract with Mr. Petrocelli which provides for a base salary of $750,000 per annum plus a bonus as determined by the Board of Directors. In the event of a change of control of the Company as defined in the employment agreement, the Company shall pay Mr. Petrocelli a lump sum severance payment equal to three years salary and purchase outstanding options owned by Mr. Petrocelli. The employment agreement provides for successive one year terms unless either the Company or Mr. Petrocelli gives the other written notice that the employment agreement is terminated.


          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION


   Mr. Lorber is a member of the Compensation and Stock Option Committee of the Company. Mr. Petrocelli also serves as President, Chief Executive Officer and Chairman of the Board of Prime. Mr. Lorber is Chairman of the Compensation Committee of Prime. For information relating to transactions involving Messrs. Petrocelli and Lorber and the Company, see "Certain Relationships and Related Transactions."

                 COMPENSATION AND STOCK OPTION COMMITTEE REPORT
                           ON EXECUTIVE COMPENSATION


General

   The Compensation and Stock Option Committee determines the cash and other incentive compensation, if any, to be paid to the Company's executive officers and key employees. Messrs. Lorber and Penner, non-employee directors of the Company, serve as members of the Compensation and Stock Option Committee and are independent and non-employee directors.

Compensation Philosophy

   The Compensation and Stock Option Committee's executive compensation philosophy is to base management's pay, in part, on the achievement of the Company's annual and long-term performance goals by (a) setting levels of compensation designed to attract and hold superior executives in a highly competitive business environment, (b) providing incentive compensation that varies directly with the Company's financial performance and the impact of individual initiative and achievement on such financial performance, (c) linking compensation to elements which effect the Company's annual and long-term performance, (d) evaluating the competitiveness of executive compensation programs based upon information drawn from a variety of sources, and (e) establishing salary levels and bonuses intended to be consistent with competitive practice and level of responsibility, with salary increases and bonuses reflecting competitive trends, the overall financial performance of the Company, the performance of the individual executive and the contractual arrangements that may be in effect with the individual executive.

   Section 162(m) of the Code prohibits a publicly held corporation, such as the Company, from claiming a deduction on its federal income tax return for compensation in excess of $1 million paid for a given fiscal year to the Chief Executive Officer (or person acting in that capacity) at the close of the corporation's fiscal year and the four most highly compensated officers of the corporation, other than the chief executive officer, at the end of the corporation's fiscal year. The $1 million compensation deduction limitation does not apply to "performance-based compensation." The Company believes that any compensation received by executive officers in connection with the exercise of options granted under the Joint Plan and the Plan qualifies as "performance-based compensation."

Salaries

   Base salaries for the Company's executive officers are determined initially by evaluating the responsibilities of the position held and the experience of the individual, and by reference to the competitive marketplace for management talent, including a comparison of base salaries for comparable positions at comparable companies within the Company's industries. Annual salary adjustments are determined consistent with the Company's compensation policy by evaluating the competitive marketplace, the performance of the Company, the performance of the executive particularly with respect to the ability to manage the growth of the Company, the length of the executive's service to the Company and any increased responsibilities assumed by the executive. Mr. Miceli's base salary is determined by the Compensation and Stock Option Committee in consultation with the Chairman of the Board, President and Chief Executive Officer of the Company.

Annual Bonuses

   The Company from time to time considers the payment of bonuses to its executive officers although no formal plan currently exists. Bonuses would be determined based, first, upon the level of achievement by the Company of its strategic and operating goals and, second, upon the level of personal achievement by participants. The achievement of personal goals includes the actual performance of the Company for which the executive officer has responsibility as compared to the planned performance thereof, other individual contributions, the ability to manage and motivate reporting employees and the achievement of assigned projects. Bonuses are determined annually after the close of each fiscal year.

Compensation of Chief Executive Officer

   Mr. Petrocelli's base salary of $650,000 is based upon the terms of his employment agreement and the factors described in the "Salaries" paragraph above. Mr. Petrocelli will receive a base salary of $750,000 in 2003. Mr. Petrocelli also received options to purchase 300,000 shares of Common Stock and a bonus in 2003 of $1,000,000 for services rendered during the 2002 fiscal year. The Company believes such bonus is "performance-based" for purposes of
Section 162(m) of the Code because the Company's revenues exceeded $50,000,000 for the year ended December 31, 2002. At the Company's 1998 Annual Meeting of Stockholders, the Company's stockholders approved a performance criterion which requires the Company to achieve at least $50,000,000 in total revenues in order for the Chief Executive Officer to be eligible to receive a bonus. When this proposal was adopted, it was indicated that the $50,000,000 revenue target would be in place through December 31, 2002 and accordingly the Company is requesting that stockholders again approve this criteria. See Proposal II-- Criteria for Chief Executive Officer Bonus Compensation Performance.

Compensation and Stock Option Committee

   The members of the Compensation and Stock Option Committee are Arnold S. Penner and Howard M. Lorber.

   COMMON STOCK PERFORMANCE: Set forth below is a graph comparing the total shareholder returns (assuming reinvestment of dividends, if any) of the Company, AMEX and a peer group (the "Peer Group") compiled by the Company consisting of publicly traded companies in industry segments corresponding to those in which the Company competes. The Peer Group, which includes the Company, consists of the following companies: Commercial Net Lease Realty Inc., Lexington Corp. Properties Trust, Realty Income Corp., Keystone Consolidated Industries, Inc., One Liberty Properties, Inc., Hastings Manufacturing Company, Ramco-Gershenson Properties Trust and Omni USA Inc.

   The Peer Group consolidation was completed on a weighted average basis (market capitalization basis, adjusted at the end of each year). The graph assumes $100 invested on December 31, 1997, in the Company and each of the other indices.

               TOTAL RETURN TO SHAREHOLDERS REINVESTED DIVIDENDS

                                INDEXED RETURNS
                                  Years Ending


                                   [graphic]


                              Base
                             Period
Company Name/Index           Dec 97    Dec 98   Dec 99    Dec 00    Dec 01   Dec 02
-----------------------------------------------------------------------------------
United Capital Corp.         100.00    64.15     70.28     55.19     80.38   133.58
American Stock Exchange      100.00    98.64    122.98    121.47    115.87   111.25
Peer Group                   100.00    90.16     80.03     98.90    130.63   161.76

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS


   The following sets forth the transactions involving the Company and its subsidiaries and its executive officers and/or Directors from January 1, 2002. Specific descriptions of these transactions are provided below.

   In December 2002, the Company purchased a 50% interest in a joint venture (the "Hotel Venture") for $23,128,000 together with Prime, a publicly traded company for which A.F. Petrocelli is President, Chief Executive Officer and Chairman of the Board and Howard M. Lorber is a Director. The Hotel Venture owns and operates a hotel in New Jersey. In March 2003, the Company and Prime each sold a 10% interest in the Hotel Venture to an unrelated third party, at cost. In April 2003, the Hotel Venture entered into a $25,000,000 mortgage loan with a bank, secured by the underlying hotel. The proceeds of the loan were distributed to the partners of the Hotel Venture based on their ownership interest, thereby reducing their respective investment. In April 2003, the Company and Prime entered into a direct guaranty agreement with the bank whereby the Company and Prime, jointly and severally, guaranteed not more than $4,000,000 of the mortgage loan. Amounts due under the guaranty are reduced by the scheduled principal payments under the mortgage loan. The guaranty is enforceable upon the occurrence of certain events, including a default as defined in the mortgage loan and expires upon the satisfaction of the loan in April 2006. Pursuant to the Operating Agreement, any payments made under the guaranty would increase the guarantors' ownership interest.

   In January 2003, the Company purchased a 50% interest in a joint venture (the "Quebec Venture") for $6,114,000 together with Prime. The Quebec Venture owns and operates a hotel in Quebec, Canada. In March 2003, the Company and Prime each sold a 10% interest in the Quebec Venture to an unrelated third party, at cost. There is currently no debt in this joint venture.

   The equity method of accounting is used for investments in 20% to 50% owned joint ventures in which the Company has the ability to exercise significant influence, but not control. Under the operating agreements of the Hotel Venture and the Quebec Venture, all significant operating and capital decisions are made jointly and operating profits and losses are allocated based on ownership interests. These investments were initially recorded at cost and are subsequently adjusted for equity in earnings (losses) and cash contributions and distributions.

   The Company's two hotel properties, as well as the hotels owned by the Hotel Venture and Quebec Venture, are managed by Prime. Fees paid for the management of the two hotel properties are based upon a percentage of revenue and were approximately $117,000 for 2002. Included in the Company's marketable securities at December 31, 2002 was approximately $20,402,000 of common stock of Prime which represents approximately 5.6% of Prime's outstanding shares. In April 2003, the Company purchased an additional 450,000 shares of Prime for approximately $2,400,000.

   In March 1997, the Company completed a $73,250,000 sales/leaseback transaction with Kmart Corporation for two of its distribution centers located in Brighton, Colorado and Greensboro, North Carolina. Kmart will lease these facilities for a minimum of 25 years. These sites encompass over 2.7 million square feet and service approximately 300 Kmart stores. The Company has taken a 50% equity interest in this transaction. Also participating in this transaction were Beverly Petrocelli, Arnold S. Penner, Howard M. Lorber and the spouse of a director who have collectively taken approximately an 8% interest in this transaction. A.F. Petrocelli disclaims beneficial ownership of the participation interest held by Beverly Petrocelli.

   The Company has Indemnity Agreements with certain directors (individually, each an "Indemnitee"), indemnifying each Indemnitee against the various legal risks and potential liabilities to which such individuals are subject due to their position with the Company, in order to induce and encourage highly experienced and capable persons such as the Indemnitees to continue to serve as directors of the Company.

               PROPOSAL II--CRITERIA FOR CHIEF EXECUTIVE OFFICER
                         BONUS COMPENSATION PERFORMANCE


   Section 162(m) of the Code generally disallows a tax deduction to public companies for compensation over $1 million paid to the corporation's Chief Executive Officer and the four other most highly compensated executive officers. Qualifying performance-based compensation will not be subject to the deduction limit if certain requirements are met. The Company's Compensation and Stock Option Committee has structured a formula, subject to stockholder approval, by which it believes all future bonuses payable to its Chief Executive Officer are in a manner that complies with the statute. Under this formula, all bonuses to be paid to the Chief Executive Officer will be based on the total revenues of the Company. The Chief Executive Officer currently receives a base salary of $750,000 pursuant to the terms of his employment contract. In any year that the total revenues of the Company exceed $50,000,000, the Chief Executive Officer will be entitled to receive a bonus. The Compensation and Stock Option Committee will certify that the performance goals have been satisfied before payment of the bonus. At the Company's 1998 annual meeting of stockholders, the stockholders approved a proposal which provided that in any year that total revenues of the Company exceeded $50,000,000, the Chief Executive Officer would be entitled to receive a bonus. When this proposal was adopted, it was indicated that the $50,000,000 revenue target would be in place through December 31, 2002. While the Company has achieved this revenue target in each fiscal year since the adoption of the criteria, the Committee believes that maintaining this target is reasonable since the Company has sold several properties which have reduced its revenues. In addition, the Company adopted Statement of Financial Accounting Standards No. 144 ("SFAS 144") which requires that the operating results through the date of sale, as well as the gain or loss on sale, generated on properties sold or held for sale be reclassified as discontinued operations for all periods presented. The adoption of SFAS 144 will impact the Company's rental revenues from real estate operations, although it will have no impact on net income.

   The Board of Directors and the Compensation and Stock Option Committee recommend that stockholders vote in favor of this proposal. The Board of Directors and the Compensation and Stock Option Committee believe that the Chief Executive Officer of the Company should be awarded for the growth of the Company, particularly in this difficult economic environment in the United States and throughout the world. The Board of Directors and the Compensation and Stock Option Committee believe that if the Company were to meet the established target it would demonstrate the value that the Chief Executive Officer provides to the Company and consequently they believe that the bonus to the Chief Executive Officer should be awarded if the Company meets the prescribed revenue targets. The Company and the Compensation and Stock Option Committee will continue to review the performance goal to assess the desirability of further revisions.

Required Vote

   The affirmative vote of the holders of a majority of the shares of the Company's Common Stock present, in person or by proxy and entitled to vote, is required for approval of the criteria for Chief Executive Officer Bonus Compensation Performance.

   THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE ADOPTION OF THE CRITERIA FOR CHIEF EXECUTIVE OFFICER BONUS COMPENSATION PERFORMANCE. BROKER NON-VOTES AND PROXIES MARKED "ABSTAIN" WITH RESPECT TO THIS PROPOSAL WILL BE COUNTED TOWARDS A QUORUM. ABSTENTIONS AND BROKER NON-VOTES WILL NOT BE COUNTED FOR PURPOSES OF DETERMINING WHETHER THIS PROPOSAL HAS BEEN APPROVED.

                              INDEPENDENT AUDITORS


   The Board of Directors has not appointed independent auditors for the year ending December 31, 2003.

   The Company's auditors for the year ended December 31, 2002 were Grant Thornton LLP. The Company annually reviews the selection of its independent auditors and no selection has been made for the current year.

Audit Fees

   The aggregate fees billed to the Company during the fiscal year ended December 31, 2002 for review of the Company's annual financial statements and those financial statements included in the Company's quarterly reports on Form 10-Q totaled approximately $76,000.

Financial Information Systems Design and Implementation Fees

   The Company did not engage Grant Thornton LLP to provide advice to the Company regarding financial information systems design and implementation during the fiscal year ended December 31, 2002.

All Other Fees

   Fees billed to the Company by Grant Thornton LLP during the fiscal year ended December 31, 2002 for all other non-audit services rendered to the Company, including tax and other related services totaled approximately $120,000.

   The Company's auditors for the year ended December 31, 2000 were Ernst & Young, LLP. As stated in the Company's proxy statement dated May 11, 2001, the Company annually reviews the selection of its independent auditors and solicited bids from independent accountants to audit the Company's financial statements for the year ended December 31, 2001. As a result of financial and other considerations, the Audit Committee voted to appoint Grant Thornton LLP as its new independent accountants on July 6, 2001.


                                 ANNUAL REPORT

   All stockholders of record as of the Record Date, have been sent, or are concurrently herewith being sent, a copy of the Company's 2002 Annual Report for the year ended December 31, 2002, which contains certified consolidated financial statements of the Company and its subsidiaries for the year ended December 31, 2002.

   ANY STOCKHOLDER OF THE COMPANY MAY OBTAIN WITHOUT CHARGE A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2002 (WITHOUT EXHIBITS), AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, BY WRITING TO ANTHONY J. MICELI, VICE PRESIDENT, CHIEF FINANCIAL OFFICER AND SECRETARY AT UNITED CAPITAL CORP., 9 PARK PLACE, GREAT NECK, NEW YORK 11021.


                             STOCKHOLDER PROPOSALS


   Stockholder proposals made in accordance with Rule 14a-8 under the Securities Exchange Act of 1934, as amended and intended to be presented at the Company's 2004 Annual Meeting of Stockholders must be received by the Company at its principal office in Great Neck, New York no later than January 7, 2004 for inclusion in the proxy statement for that meeting.

   In addition, the Company's By-laws require that a stockholder give advance notice to the Company of nominations for election to the Board of Directors and of other matters that the stockholder wishes to present for action at an annual meeting of stockholders (other than matters included in the Company's proxy statement in accordance with Rule 14a-8). Such stockholder's notice must be given in writing, include the information required by the By-laws of the Company, and be delivered or mailed by first class United States mail, postage prepaid, to the Secretary of the Company at its principal offices. The Company must receive such notice not less than 45 days prior to the date in the current year that corresponds to the date in the prior year on which the

Company first mailed its proxy materials for the prior year's annual meeting of stockholders. While the Company has not yet set the date of its 2004 Annual Meeting of Stockholders, if the Company mailed its proxy materials on May 6, 2004 (the date that corresponds to the date on which the proxy materials for the 2003 Annual Meeting are being mailed), notice of a director nomination or stockholder proposal made otherwise than in accordance with Rule 14a-8 would be required to be given to the Company no later than March 23, 2004.


                                 OTHER MATTERS


   As of the date of this Proxy Statement, management knows of no matters other than those set forth herein which will be presented for consideration at the Meeting. If any other matter or matters are properly brought before the Meeting or any adjournment thereof, the persons named in the accompanying
Proxy will have discretionary authority to vote, or otherwise act, with respect to such matters in accordance with their judgment.

                                 Anthony J. Miceli
                                 Secretary

May 6, 2003

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                              UNITED CAPITAL CORP.
                     Proxy - Annual Meeting of Stockholders
                                 June 10, 2003

   The undersigned, a stockholder of United Capital Corp., a Delaware corporation (the "Company"), does hereby appoint A.F. Petrocelli and Anthony
J. Miceli, and each of them, the true and lawful attorneys and proxies with full power of substitution, for and in the name, place and stead of the undersigned, to vote all of the shares of Common Stock of the Company which the undersigned would be entitled to vote if personally present at the 2003 Annual Meeting of Stockholders of the Company to be held at the offices of the Company, 9 Park Place, Great Neck, New York 11021, on June 10, 2003, at 10:00 A.M., Local Time, or at any adjournment or adjournments thereof.

   The undersigned hereby instructs said proxies or their substitutes:

1. ELECTION OF DIRECTORS:

   The election of the following directors: Howard M. Lorber, Robert M. Mann, Anthony J. Miceli, Arnold S. Penner and A.F. Petrocelli to serve until the next annual meeting of stockholders and until their successors have been duly elected and qualified.

   |_| FOR ALL         |_| WITHHOLD AUTHORITY ON ALL

   To withhold a vote for any specific nominee(s), print name(s) below

-------------------------------------------------------------------------------

2. APPROVAL OF THE PROPOSED PERFORMANCE CRITERIA FOR THE PAYMENT OF BONUSES TO THE COMPANY'S CHIEF EXECUTIVE OFFICER:

   |_| FOR         |_| AGAINST         |_| ABSTAIN

                                   (Continued and to be signed on reverse side)

3. DISCRETIONARY AUTHORITY:

   To vote with discretionary authority with respect to all other matters which may come before the Meeting.

THIS PROXY WILL BE VOTED IN ACCORDANCE WITH ANY DIRECTIONS HEREINBEFORE GIVEN. UNLESS OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED TO ELECT DIRECTORS AND TO APPROVE THE PERFORMANCE CRITERIA.

   The undersigned hereby revokes any proxy or proxies heretofore given, and ratifies and confirms that all the proxies appointed hereby, or any of them, or their substitutes, may lawfully do or cause to be done by virtue hereof. The undersigned hereby acknowledges receipt of a copy of the Notice of Annual Meeting and Proxy Statement, both dated May 6, 2003, and a copy of either the Company's Annual Report or Annual Report on Form 10-K for the year ended December 31, 2002.

                                             Dated ______________________, 2003

                                             ___________________________ (L.S.)
                                                         Signature
                                             __________________________________
                                                         Signature

                                             Please sign exactly as name
                                             appears hereon. When shares are
                                             held by joint tenants, both should
                                             sign. When signing as attorney,
                                             executor, administrator, trustee
                                             or guardian, please give full
                                             title as such. If a corporation,
                                             please sign in full corporate name
                                             by President or other authorized
                                             officer. If a partnership, please
                                             sign in partnership name by
                                             authorized person.

Please mark, sign, date and return this proxy card using the enclosed envelope.